Exhibit 11.1

STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
AG-CHEM EQUIPMENT CO., INC. AND SUBSIDIARIES
(DOLLARS IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

-----------------------------------------------------------------------------------------------
                                                    1998              1997              1996
                                                -----------       -----------       -----------
Shares outstanding at beginning of year           9,670,268         9,695,768         9,595,768

Issuance of common stock                                 --                --           100,000

Repurchase and retirement of common stock           (30,000)          (25,500)               --
                                                -----------       -----------       -----------

Shares outstanding at end of year                 9,640,268         9,670,268         9,695,768
                                                ===========       ===========       ===========

Weighted average common shares outstanding        9,660,152         9,683,341         9,671,932
                                                ===========       ===========       ===========

Net earnings                                    $     6,848       $     7,570       $     9,748
                                                ===========       ===========       ===========

Earnings per common share                       $      0.71       $      0.78       $      1.01
                                                ===========       ===========       ===========

The Company has no dilutive-potential common stock equivalents.